Exhibit 99.1

Mersana Therapeutics Announces Completion of Enrollment in UPLIFT, a

Single-Arm Registrational Trial of Upifitamab Rilsodotin (UpRi) in Platinum-Resistant Ovarian Cancer

-	Topline data from UPLIFT expected in mid-2023

-	Targeting potential Biologics License Application (BLA) submission by the end of 2023

CAMBRIDGE, Mass., October 6, 2022 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced the completion of patient enrollment in UPLIFT, the company’s single-arm registrational trial of UpRi in platinum-resistant ovarian cancer. UpRi is Mersana’s first-in-class NaPi2b-targeting ADC with a novel scaffold-linker-payload that enables a high drug-to-antibody ratio and controlled bystander effect.

“The completion of enrollment in UPLIFT moves us one step closer to our goal of establishing UpRi as a foundational therapy for ovarian cancer,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Thanks in large part to the enthusiasm we have seen about UpRi among global investigators, the significant unmet needs of patients in the platinum-resistant setting and strong execution from our team, we were able to enroll more than 270 patients in this trial within approximately a year. As a result, we believe we will have a robust data set for a planned topline data readout from UPLIFT in mid-2023 and, assuming positive data, a potential U.S. Food and Drug Administration BLA submission by the end of 2023. We extend our sincere thanks to the patients, caregivers, clinical investigators and staff who are participating in UPLIFT.”

UPLIFT is a single-arm clinical trial evaluating the safety and efficacy of UpRi in patients with platinum-resistant ovarian cancer who have received up to four prior lines of therapy. Patients with three or four prior lines of therapy were able to enroll in UPLIFT without regard to prior bevacizumab treatment. The trial enrolled a total of 272 patients to receive a 36 mg/m2 dose of UpRi every four weeks. While NaPi2b testing of patient tumor samples is ongoing, the company expects that it will exceed its targeted number of NaPi2b positive patients in UPLIFT. The trial’s primary endpoint is the objective response rate (ORR) in the NaPi2b positive population, and secondary endpoints include the ORR regardless of NaPi2b expression, as well as duration of objective response and incidence and severity of adverse events.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE, a Phase 1/2 umbrella trial evaluating UpRi in combination with other ovarian cancer therapies; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana Therapeutics was named among the 2021 Top Places to Work in Massachusetts by The Boston Globe. Mersana routinely posts information that may be useful to investors on the “Investors and Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, those concerning the therapeutic potential of Mersana’s product candidates, including UpRi’s potential to serve as a foundational therapy in ovarian cancer, the objectives of the UPLIFT clinical trial, Mersana’s expectations regarding the number of NaPi2b positive patients determined to be enrolled following completion of screening, the timing of top-line data from the trial, the possibility that top-line data from UPLIFT and other available data will support a BLA submission and the possible timing of any such BLA submission. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the conduct of clinical trials and in the clinical development of Mersana’s product candidates; the risk that the outcomes of preclinical studies or earlier clinical trials will not be predictive of later clinical trial results; the risk that the NaPi2b positive prevalence in patients enrolled in the UPLIFT trial is different than that shown in prior studies of ovarian cancer patients; potential adverse effects arising from the use of UpRi or other product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; risks to patient follow-up, as well as to Mersana’s abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; the risk that data from the UPLIFT trial may not support the submission of a BLA; risks related to the regulatory approval process and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 8, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com